Exhibit 99.1

Imperial Oil Limited 237 - 4th Avenue S.W. Calgary, AB T2P 0H6	News Release

Imperial Oil Announces First Production From Kearl Oil Sands Project

•	Technology innovations signal next generation of oil-sands mining

•	Kearl key step in Imperial’s plan to double production to 600,000 barrels per day by 2020

•	First of three froth trains producing bitumen

Calgary, April 27, 2013 — Imperial Oil Limited today announced the start-up of the initial development of the Kearl oil sands project, which incorporates next-generation technology innovations that significantly enhance environmental performance.

“Kearl is a historic development for Imperial,” said Rich Kruger, Imperial Oil chairman and CEO. “Kearl is the largest project we’ve ever undertaken and the beginning of a period of substantial growth for the company that will see us double production to more than 600,000 barrels per day by about 2020.”

Production of mined diluted bitumen from the first of three froth treatment trains has begun. Start-up of two additional bitumen froth trains will proceed in sequence as planned, bringing production from the initial development to an expected 110,000 barrels per day later in 2013.

Diluted bitumen produced from Kearl will have about the same life-cycle greenhouse-gas emissions as many other crude oils refined in the United States as a result of technologies which significantly enhance environmental performance. Energy needs have been reduced by using a proprietary froth treatment process that eliminates the need to build an upgrader; and through installation of energy-saving cogeneration capabilities.

Other environmental innovations include on-site water storage to eliminate river withdrawals in low-flow periods, progressive land reclamation, earlier tailings reclamation than other oilsands operations and a state-of-the-art waterfowl deterrent system.

“Our goal with Kearl is to approach development differently to better address environmental challenges and more closely meet the expectations of stakeholders in developing a critical resource,” Kruger said. “I believe we have achieved this.”

An expansion phase at Kearl will add another 110,000 barrels per day by late 2015 and future debottlenecking will increase output to reach the regulatory capacity of 345,000 barrels per day by about 2020.

The Kearl project, located about 75 kilometres northeast of Fort McMurray, Alberta, is expected to recover approximately 4.6 billion barrels of bitumen over an estimated project life of more than 40 years.

Construction of the initial development entailed 45 million person hours of work and employed a peak workforce of more than 5,000 people. Of the project’s total cost, more than $1 billion was directed to local suppliers and contractors in the Wood Buffalo region, of which more than 25 percent are Aboriginal-owned and operated.

“Our project team and our construction workforce achieved industry-leading safety performance, and our environmental performance will be enhanced through new technologies and innovation that make Kearl a next-generation oil-sands mining development,” Kruger said.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and service station networks.

FOR MORE INFORMATION, CONTACT:
John Charlton	Pius Rolheiser
Investor Relations	Public and Government Affairs
403-237-4537	403-237-2710

Note to editors: Backgrounder attached

Imperial Oil Resources 237 - 4th Avenue S.W. Calgary, AB T2P 0H6	Backgrounder

KEARL OIL SANDS PROJECT

Project Participants

The Kearl Oil Sands Project is jointly owned between Imperial Oil (71%, operator) and ExxonMobil Canada (29%). It will be one of Canada’s largest open-pit mining operations with regulatory approval for up to 345,000 barrels a day of production.

Location

The Kearl project is located on the following oil-sands leases, located about 70 kilometres north of Fort McMurray:

•	Leases 6 and 87, in which Imperial holds 100 percent of the mining rights. Areas deemed suitable for surface mining are primarily in the western part of Lease 6 and Lease 87.

•	Lease 31A and the eastern portion of Lease 36, in which ExxonMobil Canada holds 100 percent of the mining rights.

•	The northeast portion of Lease 88, in which ExxonMobil Canada holds 100 percent of the mining rights.

Estimated Resources

Based on evaluation carried out to date, total recoverable bitumen resources on the leases are estimated at 4.6 billion barrels.

Chronology

•	Initial public disclosure – 1997 (by Mobil Canada)

•	Updated project disclosure by Imperial – November 2003

•	Regulatory application filing – July 2005

•	Regulatory approval – June 2008

•	Project sanction – May 2009

•	Engineering, procurement and construction – 2009-2012

•	First oil – First quarter 2013

Socioeconomic Benefits

Expected benefits from the proposed development include:

•	Investment of more than $30 billion (CDN), which will be largely spent in the province of Alberta and elsewhere in Canada.

•	Peak construction workforce for the Kearl initial development was approximately 5,000.

•	More than 1,000 permanent jobs when full production capacity is reached.

•	Provincial and federal revenues from corporate taxes and royalties over the life of the project.

•	Property taxes to the Regional Municipality of Wood Buffalo over the life of the project.

•	Personal income taxes and induced revenue benefits will provide additional benefits to the provincial and federal government.

PROPOSED FACILITES AND OPERATION

Project Highlights

•

Kearl is a long-life opportunity that represents one of the best undeveloped deposits of mineable oil sands in the region. Ore grade and the quantity of bitumen that can be produced for a given volume of mined material are better than other leases, and provide the project with an inherent efficiency and cost advantage.

•	The Kearl facilities include several newly developed technologies that represent the ‘next generation’ of oil sands mining in Canada.

•	The project will use a proprietary froth treatment technology to produce pipeline quality mined diluted bitumen without an upgrader, reducing overall greenhouse gas emissions.

•

Cogeneration will use natural gas to generate both steam and electricity for the facility. By eliminating power purchases from the Alberta power grid, greenhouse gas emissions will be reduced by reducing the need for higher-emission coal-fired power plants.

•

Water use will be reduced through recycling and on-site water storage. Kearl will be the first facility to use stored water to sustain production when water withdrawals from the Athabasca River are restricted during low flow periods.

•

The project will use progressive land reclamation, using stored topsoil and peat to restore completed mined-out areas before mining operations end. Compensation lakes will double original fish habitat.

•	Project plans have been reconfigured to include the Kearl expansion project and debottlenecking to reduce the facility’s overall footprint.

•	Planned capacity growth:

•	Kearl initial development – initial 110KBD increases to 145KBD with increased mining output;

•	Kearl expansion project – initial 110KBD increases to 145 KBD with increased mining output;

•	Debottlenecking of both phases increases total to 345KBD.

Environmental Features

Water Use

•

To minimize impact on the Athabasca River, advanced technologies developed at Cold Lake and Syncrude will be used to recycle process water and reduce fresh water demand. On-site water storage with 90 days of capacity will be used to lessen withdrawals from Athabasca River during low flow periods.

Tailings

•

Imperial has received approval for its initial tailings plan to meet reclamation directives currently mandated by the province, and supports having flexibility to adapt the plan as new research and technologies emerge.

•

We will eventually install clarifiers and other innovative technologies to intercept and thicken the tailings from our Kearl plant facility. After opening a section of the mine for permanent storage of tailings, the tailings will be dewatered, dried, and returned to the mine before the tailings reach the tailings pond. As a result, the surface area of the Kearl tailings pond will be significantly less than earlier industry oil sands mining operations.

•	These tailings management technologies will also allow us to recycle warm process water which will minimize the need for fresh water and further reduce our greenhouse gas emissions.

•	Imperial continues to review and assess all commercially-proven technologies and techniques available to manage tailings in a safe, environmentally-responsible and cost-effective manner.

Progressive Reclamation

•	Kearl’s approach to site remediation is to provide for progressive reclamation and reclaim land as early as possible.

•

Prior to construction, five different types of soil were identified for salvage and stockpiling for use in reclamation. Another key focus of reclamation is the “banking” of native seeds. Unlike previous approaches that have reclaimed local lands with a monoculture of white spruce trees, the Kearl site plan includes a variety of native species to better mimic the natural environment.

•	Reclamation of the Kearl site is continuous and has already begun – well before we have even begun production – and will continue over the entire life of the project.

•	We will progressively reclaim mined-out sections as the Kearl mine moves, rather than waiting to reclaim land until the end of mining operations.

GHG emissions

•

A November 2012 IHS CERA study indicates that the Kearl project will have lifecycle GHG emissions for diluted mined bitumen that are comparable to many other crude oils refined in the U.S., both domestic and imported.

•	Kearl will use advanced mining and extraction techniques, energy-saving cogeneration and produce diluted bitumen without an upgrader.

Waterfowl Protection

•

Imperial’s migrating waterfowl deterrent system was deployed in 2011 for testing and adjustment, even though the Kearl oil sands project will not be placing tailings in its storage area until late 2012.

•

Imperial’s waterfowl protection system utilizes best-available technology, designed by a firm experienced in military, space shuttle and airport bird deterrence. We believe this combination of technology and people will help the Kearl project provide best-in-class level of waterfowl protection.

•

The system being implemented at Kearl provides 360-degree radar detection and tracking coverage extending to a range of two nautical miles. Deterrent options including noise cannons, eye-safe lasers, scarecrow/effigies, and long-range acoustical devices that use a variety of deterrent noises. The sounds are constantly changed in order to prevent birds from habituating to a consistent signal.

•	The system will be maintained and operated by a dedicated on-site team. It will operate throughout the annual bird migration and breeding season.